Exhibit 10.42

AMENDED AND RESTATED
1999 LONG-TERM PERFORMANCE INCENTIVE PLAN
OF FREEPORT-McMoRan COPPER & GOLD INC.

ARTICLE I
PURPOSE OF PLAN

SECTION  1.1. The purpose of the 1999 Long-Term Performance Incentive Plan of Freeport-McMoRan Copper & Gold Inc. (the “Plan”) is to provide incentives for senior executives and other service providers whose performance in fulfilling their responsibilities can have a major impact on the profitability and future growth of Freeport-McMoRan Copper & Gold Inc. (the “Company”) and its subsidiaries.

ARTICLE II
ADMINISTRATION OF THE PLAN

SECTION  2.1. Subject to the authority and powers of the Board of Directors in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board of Directors consisting of two or more members of the Board.  The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of any credit to or payment from the Performance Award Account of any Covered Officer, and provided further that certain specified actions are permitted to be taken hereunder by individual officers of the Company.  All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.  All decisions by the Committee pursuant to the provisions of the Plan and all orders or resolutions of the Board of Directors pursuant thereto shall be final, conclusive and binding on all persons, including but not limited to the Participants, the Company and its subsidiaries and their respective equity holders.

ARTICLE III
ELIGIBILITY FOR AND GRANT OF
PERFORMANCE AWARDS

SECTION  3.1. Subject to the provisions of the Plan, the Committee may from time to time select any of the following to be granted Performance Awards under the Plan, and determine the number of Performance Units covered by each such Performance Award: (a) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any person who is also a director of the Company, (b) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (c) any officer or employee of an entity with which the Company or a Subsidiary has contracted to receive executive, management or legal services who provides services to the Company or a Subsidiary through such arrangement, (d) any consultant or adviser to the Company, a Subsidiary or to an entity described in clause (c) hereof who provides services to the

As amended effective December 2, 2008

Company or a Subsidiary through such arrangement and (e) any person who has agreed in writing to become a person described in clauses (a), (b), (c) or (d) within not more than 30 days following the date of grant of such person's first Performance Award under the Plan.  Performance Awards may be granted at different times to the same individual.

SECTION  3.2. Upon the grant of a Performance Award to a Participant, the Company shall establish a Performance Award Account for such Participant and shall credit to such Performance Award Account the number of Performance Units covered by such Performance Award.

SECTION  3.3. Subject to adjustment as provided in Section 5.2 the number of Performance Units outstanding at any time shall not exceed 4,000,000.  Performance Units that shall have been forfeited or with respect to which payment has been made pursuant to Section 4.2 shall not thereafter be deemed to be credited or outstanding for any purpose of the Plan and may again be the subject of Performance Awards.

SECTION  3.4. (a)  Notwithstanding the provisions of Section 3.1, 3.2 and 3.3, all Performance Awards granted to Covered Officers must be granted no later than 90 days following the beginning of the calendar year.  No Covered Officer may be granted more than 250,000 Performance Units in any calendar year.

(b) All Performance Awards to Covered Officers under the Plan will be made and administered by two or more members of the Committee who are also “outside directors” within the meaning of Section 162(m).

ARTICLE IV
CREDITS TO AND PAYMENTS FROM PARTICIPANTS’
PERFORMANCE AWARD ACCOUNTS

SECTION  4.1. Subject to the provisions of the Plan, each Performance Unit in any Performance Award Account of each Participant at December 31 of any year shall be credited, as of such December 31 of each year in the Performance Period for such Performance Unit, with an amount equal to the Annual Earnings Per Share (or Net Loss Per Share) for such year; provided that, if in any year there shall be any outstanding Net Loss Carryforward applicable to such Performance Unit, such Net Loss Carryforward shall be applied to reduce any amount which would otherwise be credited to or in respect of such Performance Unit pursuant to this Section 4.1 in such year until such Net Loss Carryforward has been fully so applied.

SECTION  4.2. (a)  Subject to the provisions of the Plan, amounts credited to a Participant's Performance Award Account in respect of Performance Units shall be paid to such Participant as soon as practicable after, but not later than the March 15th after, the Award Valuation Date with respect to such Performance Units.

(b) Payments pursuant to Section 4.2(a) shall be in cash.

(c) Notwithstanding any other provision of the Plan to the contrary, no Covered Officer shall be entitled to any payment with respect to any Performance Units unless the members of the Committee referred to in Section 3.4(b) hereof shall have certified the amount of the Annual Earnings Per Share (or Net Loss Per Share) for each year or portion thereof in the Performance Period applicable to such Performance Units.

SECTION  4.3. Anything contained in the Plan to the contrary notwithstanding:

(a) The Committee may, in its sole discretion, suspend, permanently or for a specified period of time or until further determination by the Committee, the making of any part or all of the credits which would otherwise have  been made to the Performance Award Accounts of all the Participants or to such Accounts of one or more Participants as shall be designated by the Committee.

(b) Each Performance Unit and all other amounts credited to a Participant's Performance Award Account in respect of such Performance Unit shall be forfeited in the event of the Discharge for Cause of such Participant prior to the end of the Performance Period applicable to such Performance Unit.

(c) Each Performance Unit and all other amounts credited to a Participant's Performance Award Account in respect of such Performance Unit shall, unless and to the extent that the Committee shall in its absolute discretion otherwise determine with respect to Covered Officers or the Chairman of the Board, President or any Senior Vice President of the Company shall in his absolute discretion determine with respect to participants who were not Covered Officers immediately prior to such Participant’s Termination of Employment, by reason of special mitigating circumstances, be forfeited in the event that such Participant's Termination of Employment shall occur for any reason other than death, Disability, retirement under the Company's retirement plan, or retirement with the consent of the Company outside the Company's retirement plan, at any time (except within two years after the date on which a Change in Control shall have occurred) prior to the end of the Performance Period applicable to such Performance Unit.

(d) If any suspension is in effect pursuant to Section 4.3(a) on a date when a credit would otherwise have been made pursuant to Section 4.1, the amount which would have been credited but for such suspension shall be forfeited and no credits shall thereafter be made in lieu thereof.  If the Committee shall so determine in its sole discretion, the amounts theretofore credited to any Performance Award Account or Accounts, other than any Performance Award Account of a Covered Officer, shall accrue interest, during the suspension period, at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase Bank, N.A. (compounded quarterly) or at such other rate and in such manner as shall be determined from time to time by the Committee.

ARTICLE V
GENERAL INFORMATION

SECTION  5.1. If Net Income, Annual Earnings Per Share or Net Loss Per Share for any year shall have been affected by special factors (including material acquisitions or dispositions of property, or other unusual items) which in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Committee may, for any purpose of the Plan, adjust Net Income, Annual Earnings Per Share or Net Loss Per Share, as the case may be, for such year (and subsequent years as appropriate), or any combination of them, and make credits, payments and reductions accordingly under the Plan; provided, however, the Committee shall not have the authority to make any such adjustments to payments with respect to the Performance Awards of, or credits to the Performance Award Accounts of, any Participant who is at such time a Covered Officer if the effect of any such action would be to increase the amount that would be credited to or paid from such Performance Award Accounts.

SECTION  5.2. The Committee shall for purposes of Articles III and IV make appropriate adjustments in the number of Performance Units which may be granted pursuant to Performance Awards and in the number of Performance Units which shall have been credited to Participants' accounts, in order to reflect any merger or consolidation to which the Company is a party or any stock dividend, split-up, combination or reclassification of the outstanding shares of Company Common Stock or any other relevant change in the capitalization of the Company.

SECTION  5.3. A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all amounts which would have been payable hereunder to such Participant.  A Participant may rescind or change any such designation at any time.  Except as provided in this Section 5.3, none of the amounts which may be payable under the Plan may be assigned or transferred otherwise than by will or by the laws of descent and distribution.

SECTION  5.4. All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld, in accordance with procedures to be established by the Committee.

SECTION  5.5. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any Subsidiary, and the right of the Company or any such Subsidiary to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved.  The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants.

SECTION  5.6. The Board of Directors and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company.  No member of the Board of Directors or of the Committee or any officers of the Company or any Subsidiary shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member or officer.

SECTION  5.7. Nothing contained in the Plan shall prevent the Company or any Subsidiary or affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

ARTICLE VI
AMENDMENT OR TERMINATION OF THE PLAN

SECTION  6.1. The Board of Directors may at any time terminate the Plan, in whole or in part, or from time to time, subject to the stockholder approval requirements of Section 162(m), amend the Plan, provided that, except as otherwise provided in the Plan, no such amendment or termination shall adversely affect the amounts credited to the Performance Award Account of a Participant with respect to Performance Awards previously made to such Participant.  Provided that the requirements of Section 409A are satisfied, including the 12 month delay and 24 month completion requirements of Treasury Regulations Section §1.409A-3(j)(4)(ix)(C), in the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any amounts specified in Article IV and not theretofore paid out, prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, and in a lump sum or installments as the Committee shall prescribe with respect to each such Participant.  Notwithstanding the foregoing, any such payment to a Covered Officer must be discounted to reflect the present value of such payment using the prime lending rate announced from time to time by JPMorgan Chase Bank, N.A. (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Committee.  The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Article VI.

ARTICLE VII
SECTION 409A

SECTION  7.1. Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant under Section 409A.  This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Company shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences.  No amendments shall divest otherwise vested rights of Participants or their beneficiaries.

SECTION  7.2. If at any time the Plan fails to meet the requirements of Section 409A, an amount equal to the amount required to be included in the Participant's income as a result of the failure to comply with the requirements of Section 409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

SECTION  7.3. Notwithstanding any other provision hereof, payments hereunder which constitute deferred compensation under Section 409A and which are not exempt from coverage shall be made, if the Participant is then a Specified Employee and payment is triggered by the Participant's Termination of Employment, on the first day of the seventh month following the date of the Specified Employee’s Termination of Employment, or, if earlier, the date of death of the Specified Employee.  On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his

beneficiary shall be paid in a lump sum the amount that the Specified Employee would have been paid hereunder over the preceding six months (or, if earlier, the months preceding the date of death) but for the fact that he was a Specified Employee.  Nevertheless, for all other purposes of this Agreement, the payment shall be deemed to have been made on the date it would have had the Participant not been a Specified Employee.

ARTICLE VIII
DEFINITIONS

SECTION  8.1. For the purposes of the Plan, the following terms shall have the meanings indicated:

(a) Annual Earnings Per Share:  With respect to any year, the result obtained by dividing (i) Net Income for such year by (ii) the average number of issued and outstanding shares (excluding treasury shares and shares held by any subsidiaries) of Common Stock, par value $.10 per share, of the Company during such year as reviewed by the Company's independent auditors.

(b) Award Valuation Date:  December 31 of the year in which the third anniversary of the grant of such Performance Award to a Participant shall occur or, if earlier, December 31 of the year in which such Participant's Termination of Employment shall occur, if such Termination of Employment occurs (i) within two years after a Change in Control or (ii) as a result of death, Disability, retirement under the Company's retirement plan or retirement with the consent of the Company outside the Company's retirement plan.

(c) Board of Directors:  The Board of Directors of the Company.

(d) Change in Control:  A Change in Control shall be deemed to have occurred if either (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall acquire beneficial ownership of more than 20% of all classes and series of the Company's stock outstanding, taken as a whole, that has voting rights with respect to the election of directors of the Company (not including any series of preferred stock of the Company that has the right to elect directors only upon the failure of the Company to pay dividends) pursuant to a tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, or (ii) there shall be a change in the composition of the Board of Directors of the Company at any time within two years after any tender offer, exchange offer, merger, consolidation, sale of assets or contested election, or any combination of those transactions (a “Transaction”), so that (A) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the Board of Directors of the corporation which shall thereafter be in control of the companies that were parties to or otherwise involved in such first Transaction, or (B) the number of persons who shall thereafter be directors of such corporation shall be fewer than two-thirds of the number of directors of the Company immediately prior to such first Transaction.  A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (i) and (ii).

(e) Committee:  The Committee designated pursuant to Section 2.1.  Until otherwise determined by the Board of Directors, the Corporate Personnel Committee designated by such Board shall be the Committee under the Plan.

(f) Company Common Stock:  Common Stock, par value $0.10 per share, of the Company and such other Company or subsidiary securities as may be designated from time to time by the Committee.

(g) Covered Officer:  At any date, (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any grant or at any subsequent time as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which payment from any Performance Award Account of such individual will be made.

(h) Disability:  In the case of any Participant, disability which after the expiration of more than 26 weeks after its commencement is determined to be total and permanent by a physician selected by the Company and acceptable to such Participant or his legal representatives.

(i) Discharge for Cause:  Involuntary Termination of Employment as a result of dishonesty or similar misconduct directly related to the performance of duties for the Company or a Subsidiary.

(j) Net Income:  With respect to any year, the sum of

(i) the net income (or net loss) of the Company and its consolidated subsidiaries for such year as reviewed by the Company's independent auditors and released by the Company to the public; plus (or minus)

(ii) the minority interests' share in the net income (or net loss) of the Company's consolidated subsidiaries for such year as reviewed by the Company's independent auditors and released by the Company to the public; plus (or minus)

(iii) the effect of changes in accounting principles of the Company and its consolidated subsidiaries for such year plus (or minus) the minority interests' share in such changes in accounting principles, as reviewed by the Company's independent auditors and released by the Company to the public.

(k) Net Loss Carryforward:  With respect to any Performance Units, (i) an amount equal to the Net Loss Per Share for any year in the applicable Performance Period times the number of such Performance Units then outstanding, reduced by (ii) any portion thereof which has been applied in any prior year as provided in Section 4.1.

(l) Net Loss Per Share:  The amount obtained when the calculation of Annual Earnings Per Share results in a number that is less than zero.

(m) Participant:  An individual who has been selected by the Committee to receive a Performance Award and in respect of whose Performance Award Account any amounts remain payable.

(n) Performance Award:  The grant of Performance Units by the Committee to a Participant pursuant to Section 3.1 or 3.4.

(o) Performance Award Account:  An account established for a Participant pursuant to Section 3.2.

(p) Performance Period:  With respect to any Performance Unit, the period beginning on January 1 of the year in which such Performance Unit was granted and ending on the Award Valuation Date for such Performance Unit.

(q) Performance Unit:  A unit covered by Performance Awards granted or subject to grant pursuant to Article III.

(r) Section 162(m):  Section 162(m) of the Code and the rules promulgated thereunder by the Internal Revenue Service.

(s) Section 409A:  Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder.

(t) Specified Employee: A Participant who is a key employee of the Company under Treasury Regulations §1.409A-1(i) because of final and binding action taken by the Board of Directors of the Company or the Committee, or by operation of law or such regulation.

(u) Subsidiary:  (i) Any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

SECTION  8.2. Termination of Employment:  The cessation of the rendering of services, such that a person would no longer be eligible to receive a Performance Award under Section 3.1 hereof, or a termination of employment or termination of officer position with the Company or a Subsidiary where the person continues to provide services under Section 3.1 (c) or (d) hereof, provided such termination qualifies as a “termination of employment” under the default rules of Treasury Regulations §1.409A-1(h).